Matters Submitted to a Shareholder Vote

The Board sought shareholder approval of the Investment Advisory Agreement by written consent of shareholders, rather than by calling a special meeting of shareholders, because the Fund had a limited number of shareholders as of the closeof business on February 20, 2015 (the "Record Date"). The Fund's
Amended and Restated Agreement and
Declarationof Trust provides that any
action to be taken by shareholders may
be taken without a meeting and by
written consent.The Board mailed a
Notice, Consent Solicitation
Statement and the Consent of Shareholder to shareholders on or aboutMarch 2, 2015.
Shareholders holding a majority of
the Fund's outstanding shares affi rmatively consented to approve the
Investment Advisory Agreement on or before March 30, 2015.

As of the Record Date, 4,055,300 shares of the Fund were issued and outstanding and entitled to vote on the proposal. The results of the consent solicitation were as follows:

Proposal: To approve a new investment
advisory agreement between The 504 Fund
and 504 Fund Advisors, LLC.

Consent 	Consent Withheld 	Abstain
3,284,546 		0 		773,754